Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for the Fourth Quarter and Full Year 2015

LOS ANGELES, CA (March 16, 2016) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the fourth quarter and full year ended December 31, 2015.

Keith Forman, President and CEO of Rentech, stated, “I’m pleased to report that two of our operating fibre businesses, Fulghum Fibres and NEWP, generated record EBITDA in 2015. Rentech Nitrogen also produced solid results for the year. We experienced operational challenges in Canada last year; however, we continue to make progress at our industrial wood pellet plants.”

Mr. Forman continued, “We shipped approximately 48,000 metric tons of pellets to Drax in the first quarter of this year, produced from the Wawa and Atikokan plants. We are preparing for the final phase of corrections to the conveyors at both plants by this summer. We are optimistic that these final conveyor replacements will enable the plants to continue ramp-up to full capacity.”

Mr. Forman added, “With the recently announced sale of the Pasadena facility, we are moving towards the imminent merger of Rentech Nitrogen with CVR Partners. The closing of the merger will enable us to reduce our obligations to GSO and to materially improve our balance sheet. Rentech will soon be a pure play wood fibre processing company with what we believe to be a manageable capital structure.”

Summary of Results

The consolidated results of Rentech, Inc. include its wood fibre processing business and Rentech Nitrogen’s Pasadena facility. The wood fibre processing business consists of Fulghum Fibres (Fulghum), New England Wood Pellet (NEWP), and Industrial Wood Pellets, which includes our Canadian pellet plants, business development for industrial pellets, senior management of the fibre business and corporate allocations. Rentech Nitrogen’s East Dubuque facility is classified as discontinued operations due to its pending acquisition. Rentech’s energy technologies business is also classified as discontinued operations due to its sale in October 2014. NEWP’s and Allegheny’s operations are included in our operating results from May 1, 2014 and January 23, 2015, respectively, the closing dates of the acquisitions.

Consolidated revenues for the fourth quarter of 2015 were $68.9 million, compared to $73.9 million in the prior year period. Consolidated revenues for 2015 were $295.8 million, compared to $269.2 million in 2014.

Gross profit for the fourth quarter of 2015 was $3.7 million, compared to $3.4 million in the prior year period. Gross profit for 2015 was $22.6 million, compared to $4.9 million in 2014.

Consolidated Adjusted EBITDA for the fourth quarter of 2015 was $10.6 million, compared to $3.9 million in the prior year period. Consolidated Adjusted EBITDA for 2015 was $87.6 million, compared to $36.1 million in 2014. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Fulghum recorded asset impairment charges totaling $10.6 million and $11.3 million in the fourth quarter and full year of 2015, respectively. Rentech Nitrogen recorded asset impairment charges for the Pasadena Facility of $26.3 million and $160.6 million in the fourth quarter and full year of 2015, respectively. Rentech Nitrogen recorded an impairment to goodwill for the Pasadena Facility of $27.2 million in 2014. In the fourth quarter of 2014, Rentech Nitrogen reached a $5.6 million settlement with Agrifos relating to the Pasadena Facility.

Net loss attributable to Rentech common shareholders for the fourth quarter of 2015 was $(37.2) million, or a loss of $(1.62) per basic share, compared to net income of $3.5 million, or $0.14 per basic share, for the same period last year.

Net loss attributable to Rentech common shareholders for the fourth quarter of 2015 was $(10.9) million, or a loss of $(0.48) per basic share, excluding asset impairments. This compares to a net loss of $(14.3) million, or a loss of $(0.61) per basic share, excluding the gain on sale of alternative energy assets and the Agrifos settlement, for 2014.

Net loss attributable to Rentech common shareholders for 2015 was $(119.9) million, or a loss of $(5.22) per basic share, compared to a net loss of $(35.9) million, or a loss of $(1.57) per basic share, for 2014. Net loss attributable to Rentech common shareholders for 2015 was $(12.8) million, or $(0.56) per basic share, excluding the asset impairments. This compares to a net loss of $(37.5) million, or a loss of $(1.64) per basic share, excluding the Pasadena goodwill impairment, gain on sale of alternative energy assets, and the Agrifos settlement, for 2014.

Fulghum Fibres

Revenues were $22.4 million for fourth quarter of 2015, compared to $27.4 million for the same period last year. Revenues from operations in the United States were $15.0 million for the fourth quarter of 2015, as compared to $14.5 million in the prior year period. Revenues from operations in South America were $7.4 million for the fourth quarter, as compared to $12.9 million in the prior year period. The decline in revenues was largely due to lower South American export and domestic chip sales, partially offset by an increase in South American biomass sales.

Our mills in the United States and South America processed 3.2 and 3.8 million green metric tons, respectively, of logs into wood chips and residual fuels for each of the fourth quarters of 2015 and 2014.

Gross profit was $5.3 million for the fourth quarter of 2015, compared to $2.9 million for the prior year period. Gross profit margin for the fourth quarter of 2015 was 24%, compared to gross profit margin of 10% for the prior year period. The increases in gross profit and gross margin were due primarily to reductions in operating costs at our processing mills in the United States as well as decreased insurance costs. In addition, gross profits and gross margins were lower in 2014 as a result of a fire at our Maine mill in March of 2014.

Fulghum recorded impairments totaling $10.6 million in the fourth quarter of 2015.

Adjusted EBITDA for the fourth quarter of 2015 was $6.8 million. This compares to Adjusted EBITDA of $2.8 million for the same period in 2014.

Net loss was $(8.0) million for the fourth quarter of 2015. Net income was $2.6 million, excluding asset impairments, for the fourth quarter of 2015. This compares to a net loss of $(0.5) million for the same period last year.

New England Wood Pellet

Revenues were $12.9 million for the fourth quarter of 2015 on deliveries of 63,800 short tons of wood pellets. This compared to $12.5 million for the fourth quarter of 2014 on deliveries of 65,400 short tons of wood pellets. The increase in revenues reflects higher sales prices and the addition of the Allegheny mill, partially offset by lower than anticipated sales in November and December of 2015 due to a warm winter. The warm temperatures, along with depressed prices for competitive heating fuels such as heating oil and propane has continued into 2016. This is resulting in lower sales volumes as NEWP’s customers are still carrying inventory purchased in 2015 due to slow buying by retail customers. Starting in February 2016, three of NEWP’s facilities scaled back production days from seven days a week to five days a week, and one facility scaled back its production days to four days a week.

Gross profit for the fourth quarter of 2015 was $3.2 million, compared to $2.5 million for the same period last year. Gross profit margin was 25% for the fourth quarter of 2015, compared to 20% for the prior year period. Gross profit and gross profit margin were higher because of lower production costs, higher sales prices and the addition of the Allegheny mill.

Adjusted EBITDA for the fourth quarter of 2015 was $3.2 million. This compares to Adjusted EBITDA of $2.7 million for the same period in 2014.

Net income was $1.9 million for the fourth quarter of 2015, compared to net income of $1.6 million for the same period last year.

Wood Pellets: Industrial

Revenues for the fourth quarter of 2015 were $2.0 million earned by delivering to Ontario Power Generation (OPG) 11,100 metric tons of wood pellets produced at the Atikokan Facility. Revenues of $1.4 million for the prior year period reflect 7,300 metric tons of wood pellets sourced from a third-party and sold to OPG.

Gross loss for the fourth quarter of 2015 was $(5.7) million, compared to a gross profit of $0.2 million for prior year period. Gross loss margin was (290%) for the fourth quarter of 2015, compared to a gross profit margin of 16% for the prior year period. The gross loss and gross loss margin for the fourth quarter of 2015 were due to high operating costs relative to revenues during commissioning and ramp-up of the Atikokan and Wawa facilities, and a write down of inventory by $5.7 million for pellets in inventory awaiting delivery to Drax.

Adjusted EBITDA loss for the fourth quarter of 2015 was $(11.7) million. This compares to Adjusted EBITDA loss of $(4.5) million for the same period last year.

Net loss was $(12.8) million for the fourth quarter of 2015, compared to a net loss of $(4.8) million for the same period last year.

Pasadena Facility

Revenues for the fourth quarter of 2015 were $31.7 million, compared to $32.6 million for the same period last year. The decrease was primarily due to reduced demand for sulfuric acid and lower priced ammonium sulfate and ammonium thiosulfate products partially offset by additional sales volumes for each.

Average sales prices per ton decreased by 11% for ammonium sulfate and were flat for sulfuric acid for the fourth quarter of 2015, as compared with the same period last year. These two products comprised 89% of our Pasadena Facility’s revenues for the fourth quarter of 2015 and 92% for the same period in the prior year.

Gross profit was $0.8 million for the fourth quarter of 2015, compared to a gross loss of $(2.2) million for the same period last year. Gross profit margin for the fourth quarter of 2015 was 3%, compared to gross loss margin of (7%) for the same period last year. The improvement in gross profit and gross profit margin was largely due to cost savings resulting from the restructuring implemented in late 2014, and increased sales volumes of ammonium sulfate and ammonium thiosulfate.

Adjusted EBITDA for the fourth quarter of 2015 was $0.3 million, compared to Adjusted EBITDA loss of $(1.1) million in the corresponding period in 2014.

The Pasadena Facility incurred an asset impairment charge of $26.3 million in the fourth quarter of 2015.

Net loss was $(26.7) million for the fourth quarter of 2015 or $(0.4) million excluding the loss due to the asset impairment. Net loss was $(3.4) million for the fourth quarter of 2014.

Corporate and Unallocated Expenses

Corporate and unallocated expenses, which are included in selling, general and administrative (SG&A) expenses, were $4.7 million for the fourth quarter of 2015, compared to $6.5 million in the corresponding period in 2014.

The table below provides a comparison of adjusted unallocated SG&A expenses for the fourth quarters of 2015 and 2014, including certain adjustments for comparability.

	For the Three Months Ended
	December 31,
(Stated in millions)	2015	2014
	(unaudited)
Corporate and unallocated expenses recorded as SG&A expenses	$4.7	$6.5
Allocation to Wood Pellets: Industrial	0.9	—
Unallocated SG&A expenses - Adjusted	$5.6	$6.5
Non-cash compensation	(0.7)	(0.8)
Transaction costs & cost studies	(0.0)	(0.7)
Allocation to Wood Pellets: Industrial	(0.9)	—
Unallocated SG&A expenses - Adjusted	$4.0	5.0

Discontinued Operations

East Dubuque Facility

Revenues for the fourth quarter of 2015 were $45.7 million, compared to $47.9 million for the same period in the prior year. The decrease was primarily due to lower sales prices for all nitrogen products. Ammonia sales volumes were essentially flat in the fourth quarter of 2015 as compared to the prior year quarter, but were lower than expectations due to limited spot sales caused by an abbreviated fall application window resulting from a wet fall followed by cold temperatures and snow. Prepaid UAN deliveries in the fourth quarter of 2015 were lower than expectations in spite of higher sales volumes as compared to the prior year.

Average sales prices per ton for the fourth quarter of 2015 were 11% lower for ammonia and 11% lower for UAN, as compared with the same period last year. These two products comprised 85% of our East Dubuque Facility’s revenues for the fourth quarter of 2015 and 84% for the same period last year.

Gross profit was $17.1 million for the fourth quarter of 2015, compared to $14.0 million for the same period in the prior year. Gross profit margin was 37% for the fourth quarter of 2015, compared to 29% for the same period in the prior year. The increases in gross profit and gross margin were primarily due to higher sales volumes for UAN and lower natural gas costs, partially offset by lower sales prices for nitrogen products. Gross profit margin, without natural gas derivatives, was 40% for the fourth quarter of 2015, compared to 36% for the same period in the prior year.

Adjusted EBITDA for the fourth quarter of 2015 was $20.5 million, compared to $17.0 million in the corresponding period in 2014.

Net income was $15.8 million for the fourth quarter of 2015, compared to $12.9 million for the same period last year.

Energy Technologies

Net loss was $(0.1) million for the fourth quarter of 2015, compared to net income of $11.5 million for the same period last year. The net income in 2014 was primarily due to a gain of $15.3 million from the sale of our alternative energy technologies.

Canadian Update

The capital expenditures estimate for the Atikokan and Wawa plants of approximately $145 million is unchanged, with approximately $21 million remaining to be spent as of the end of 2015. The estimate for capital expenditures does not include contingency costs to address any other unforeseen issues that may arise during ramp-up of the facilities.

In the first quarter of 2016, we completed two shipments of wood pellets to Drax totaling approximately 48,000 metric tons produced from our Wawa and Atikokan facilities. Our ability to continue to fulfill the volume requirements under the Drax contract will largely depend on the success of the next phase of material handling equipment replacements at the plant and there being no new significant issues during ramp-up. We shipped a total of approximately 65,800 metric tons of wood pellets to OPG since Atikokan began producing, which has to date satisfied our contractual obligations to OPG.

All of the truck dump hopper modifications at Atikokan have been completed, and the truck dump hopper is performing as expected. The first group of the faulty conveyors at the Atikokan Facility was replaced at the end of 2015 and the conveyors’ performance is currently being evaluated as part of the plant’s operations. The remaining work to address problems with the Atikokan Facility conveyor systems is expected to continue through mid-2016. The Atikokan Facility is expected to reach full capacity this year at some point after the conveyor work is completed, barring any other possible unforeseen issues that may arise during continued ramp-up.

All of the equipment at the Wawa Facility has been commissioned and the plant has been producing an increasing quantity of wood pellets. However, as disclosed last year, we discovered during the ramp-up of the Wawa Facility the need to modify the front-end system of the facility that handles logs and feeds them into the chipping process and to modify or replace a significant portion of the plant’s conveyance systems. The modifications of the front-end system and the first phase of modifications of the plant’s conveyance systems were completed in late 2015. The remaining work to the conveyor systems is scheduled to be completed by mid-2016. In light of the setbacks we have experienced at the Wawa Facility, we are evaluating the production capacity of the plant. We are investigating whether there are potential design shortcomings similar to those that surfaced with the plant’s wood infeed and conveyance systems that might limit capacity. We are also evaluating uptime and operating efficiency rates achievable for full capacity. Our discussions with other pellet producers and engineering firms over the past year have shown that there is a wide disparity of these rates across established industrial pellet manufacturing plants in North America. We believe it is premature to revise the capacity of the Wawa Facility until such time that we have fully tested the design assumptions of the major processes of the plant, remediated all of the material handling issues, and completed the ramp-up of the facility. However, if we apply a range of assumed operating efficiencies typical for the industry, the plant’s annual production capacity would be between 400,000 and 450,000 metric tons. The low end of this capacity range would still allow us to fulfill our annual contractual obligations to Drax and to generate positive cash flow. We have also observed that historically within the wood pellet industry ramping to full design capacities takes considerable time, several years in most cases. Taking into account the amount of time required to complete the repair and modification of the conveyance systems and to ramp up to design operating efficiency rates as historically observed in the wood pellet industry, we do not expect the Wawa Facility to reach full capacity until 2017. We estimate that Atikokan and Wawa would generate stabilized annual EBITDA in the range of CAD$13 - $16 million using the production range cited above and based on today’s economic variables. The EBITDA estimate does not include revenues from possible opportunities to aggregate pellets for resale.

Restructuring Update

We have completed significant actions on the restructuring front since the second half of last year. The actions we have taken thus far should result in annualized savings of approximately $5 million, which is approximately half of the targeted savings of $10 - $12 million we outlined last year. Of the targeted savings, corporate SG&A cost savings would be approximately $8.5 - $10.5 million, including $3.8 million in savings of non-cash compensation expenses1. We expect to complete the remainder of the restructuring actions by the end of the third quarter of this year.

We have accrued approximately $1.9 million through the end of last year in one-time charges associated with restructuring actions completed through 2015. We continue to expect total one-time costs related to the restructuring actions to be approximately $6 million.

Conference Call with Management

The Company will hold a conference call today, March 16, 2016, at 8:30 a.m. PDT, during which Rentech's senior management will review the Company's financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and entering the pass code 6364776#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site, under the Presentations section. A replay will be available by audio webcast and teleconference from 11:00 a.m. PDT on March 16 through 11:59 a.m. PDT on March 23. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 6364776#.

[1]	Reflects cost savings for unallocated SG&A expenses, SG&A expense allocations to the wood fibre business and wood fibre business development expenses and overhead.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Revenues	$68,920	$73,945	$295,844	$269,181
Cost of sales	65,217	70,543	273,197	264,292
Gross profit	3,703	3,402	22,647	4,889
Operating expenses
Selling, general and administrative expense	13,340	16,893	56,262	61,718
Depreciation and amortization	1,649	1,836	5,930	4,202
Asset impairment	36,891	—	171,878	—
Pasadena goodwill impairment	—	—	—	27,202
Other (income) expense, net	3,386	24	3,395	(293)
Total operating expenses	55,266	18,753	237,465	92,829
Operating loss	(51,563)	(15,351)	(214,818)	(87,940)
Other expense, net
Interest expense	(3,508)	(1,033)	(10,746)	(3,277)
Loss on debt extinguishment	—	—	—	(850)
Gain (loss) on fair value adjustment to earn-out consideration	(265)	(765)	230	(1,033)
Other income, net	388	264	2,372	618
Total other expenses, net	(3,385)	(1,534)	(8,144)	(4,542)
Loss from continuing operations before income taxes and equity in loss of investee	(54,948)	(16,885)	(222,962)	(92,482)
Income tax benefit	12,621	13,575	12,417	12,316
Loss from continuing operations before equity in loss of investee	(42,327)	(3,310)	(210,545)	(80,166)
Equity in loss of investee	52	59	473	393
Loss from continuing operations	(42,379)	(3,369)	(211,018)	(80,559)
Income from discontinued operations, net of tax	849	11,179	57,987	48,055
Net income (loss)	(41,530)	7,810	(153,031)	(32,504)
Net (income) loss attributable to noncontrolling interests	5,668	(3,011)	38,422	494
Preferred stock dividends	(1,320)	(1,319)	(5,280)	(3,840)
Net income (loss) attributable to Rentech common shareholders	$(37,182)	$3,480	$(119,889)	$(35,850)
Net income (loss) per common share allocated to Rentech common shareholders:
Basic:
Continuing operations	$(1.41)	$(0.11)	$(6.50)	$(2.71)
Discontinued operations	$(0.21)	$0.26	$1.24	$1.10
Net loss	$(1.62)	$0.14	$(5.22)	$(1.57)
Diluted:
Continuing operations	$(1.41)	$(0.11)	$(6.50)	$(2.71)
Discontinued operations	$(0.21)	$0.25	$1.24	$1.10
Net loss	$(1.62)	$0.14	$(5.22)	$(1.57)
Weighted-average shares used to compute net income (loss) per common share:
Basic	23,015	22,873	22,981	22,856
Diluted	23,015	23,723	22,981	22,856

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Revenues
Pasadena	$31,653	$32,636	$139,387	$138,233
Fulghum Fibres	22,396	27,422	94,219	94,748
Wood Pellets: Industrial	1,953	1,408	7,933	4,086
Wood Pellets: NEWP	12,918	12,479	54,305	32,114
Total revenues	$68,920	$73,945	$295,844	$269,181
Gross profit (loss)
Pasadena	$804	$(2,163)	$4,656	$(14,308)
Fulghum Fibres	5,349	2,865	18,293	12,444
Wood Pellets: Industrial	(5,661)	223	(12,388)	703
Wood Pellets: NEWP	3,211	2,477	12,086	6,050
Total gross profit	$3,703	$3,402	$22,647	$4,889
Selling, general and administrative expenses
Pasadena	$1,164	$931	$3,937	$5,078
Fulghum Fibres	1,129	1,979	4,999	6,399
Wood Pellets: Industrial	4,256	4,684	19,969	12,868
Wood Pellets: NEWP	684	566	2,693	1,581
Total segment selling, general and administrative expenses	$7,233	$8,160	$31,598	$25,926
Depreciation and amortization
Pasadena	$11	$345	$755	$1,315
Fulghum Fibres	879	977	2,986	2,088
Wood Pellets: Industrial	45	42	172	139
Wood Pellets: NEWP	583	312	1,468	81
Total segment depreciation and amortization recorded in operating expenses	$1,518	$1,676	$5,381	$3,623
Net income (loss)
Pasadena	$(26,728)	$(3,380)	$(159,278)	$(47,925)
Fulghum Fibres	(7,984)	(534)	(3,007)	75
Wood Pellets: Industrial	(12,782)	(4,812)	(36,542)	(11,616)
Wood Pellets: NEWP	1,878	1,586	7,664	4,342
Total segment net loss	$(45,616)	$(7,140)	$(191,163)	$(55,124)
Reconciliation of segment net loss to consolidated net income (loss):
Segment net loss	$(45,616)	$(7,140)	$(191,163)	$(55,124)
Corporate expenses allocated to RNF recorded as selling, general and administrative expenses	(1,373)	(2,235)	(6,673)	(7,750)
Corporate expenses allocated to RNF recorded as other expenses	(70)	—	(158)	—
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(4,732)	(6,499)	(17,991)	(28,043)
Corporate and unallocated depreciation and amortization expense	(131)	(160)	(549)	(579)
Corporate and unallocated income (expenses) recorded as other income (expense)	(736)	(355)	(730)	(1,634)
Corporate and unallocated interest expense	(2,510)	(2)	(6,517)	(380)
Corporate income tax expense	12,789	13,022	12,763	12,951
Income from discontinued operations, net of tax	849	11,179	57,987	48,055
Consolidated net income (loss)	$(41,530)	$7,810	$(153,031)	$(32,504)

Rentech, Inc.

Selected Balance Sheet Data

(Stated in Thousands)

	As of December 31,
	2015	2014
	(in thousands)
Cash	$41,708	$19,666
Working capital	23,760	1,310
Construction in progress	5,134	164,413
Total assets	650,291	816,649
Debt	176,012	132,540
Total Rentech stockholders' equity (deficit)	(15,221)	120,733

Cash - RNF	$15,823	$28,028
RNF cash recorded in discontinued operations	(7,234)	(24,529)
Cash excluding RNF	33,119	16,167
Total Cash	$41,708	$19,666
Debt - RNF	$347,575	$326,685
RNF debt recorded in discontinued operations	(347,575)	(326,685)
Debt excluding RNF	176,012	132,540
Total Debt	$176,012	$132,540

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus net interest expense and other financing costs, income tax (benefit) expense, depreciation and amortization, impairment and debt extinguishment charges, fair value adjustments to earn-out consideration and unusual items. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure, historical cost basis, non-cash charges and unusual items; and
•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Net income (loss) excluding loss on impairments, gain on sale of alternative energy assets, and the Agrifos settlement, are included to provide management and investors with net income results for Rentech that are more easily compared to the prior year period.

These non-GAAP financial measures should not be considered an alternative to any measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our businesses’ costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation of those measures, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA from net income (loss) for the quarters and years ended December 31, 2015 and 2014.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(unaudited, in thousands)
Net income (loss)	$(41,530)	$7,810	$(153,031)	$(32,504)
Add items:
Net interest expense	8,943	5,643	32,399	22,279
Asset impairment	36,892	—	171,878	—
Pasadena goodwill impairment	—	—	—	27,202
Agrifos settlement	—	(5,632)	—	(5,632)
Loss on debt extinguishment	—	-	—	1,485
Gain on sale of alternative energy assets	—	(14,466)	—	(14,466)
(Gain) loss on fair value adjustment to earn-out consideration	265	765	(230)	1,033
Income tax (benefit) expense	180	(913)	384	347
Depreciation and amortization	6,174	10,711	38,145	36,404
Other[1]	(282)	(47)	(1,974)	(22)
Consolidated Adjusted EBITDA	$10,642	$3,871	$87,571	$36,126

1Includes a gain of $1.6 million related to an insurance settlement for a fire that occurred at a Fulghum mill in Maine in 2014 and a one-time easement payment of $1.4 million received by the Pasadena Facility in 2015.

The table below reconciles Rentech Nitrogen’s Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the fourth quarter of 2015.

	For the Three Months Ended December 31, 2015
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited, in thousands)
Net income (loss)	$15,797	$(26,728)	$(7,823)	$(18,754)
Add:
Net interest expense	17	—	5,540	5,557
Pasadena asset impairment	—	26,340	—	26,340
Income tax benefit	22	17	—	39
Depreciation and amortization	4,728	644	—	5,372
Other	(16)	—	69	53
Adjusted EBITDA	$20,548	$273	$(2,214)	$18,607

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for 2015.

	For the Year Ended December 31, 2015
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited, in thousands)
Net income (loss)	$90,770	$(159,278)	$(33,018)	$(101,526)
Add:
Net interest expense	69	—	21,632	21,701
Pasadena asset impairment	—	160,622	—	160,622
Income tax expense	22	45	—	67
Depreciation and amortization	18,277	6,657	—	24,934
Other[1]	(74)	(1,425)	158	(1,341)
Adjusted EBITDA	$109,064	$6,621	$(11,228)	$104,457

1Includes a one-time easement payment of $1.4 million received by the Pasadena Facility.

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the fourth quarter of 2014.

	For the Three Months Ended December 31, 2014
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited, in thousands)
Net income (loss)	$12,877	$(3,380)	$(1,655)	$7,842
Add:
Net interest expense	21	—	4,599	4,620
Income tax expense	—	(64)	—	(64)
Depreciation and amortization	4,135	2,319	—	6,454
Other	—	5	(5,435)	(5,430)
Adjusted EBITDA	$17,033	$(1,120)	$(2,491)	$13,422

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for 2014.

	For the Year Ended December 31, 2014
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited, in thousands)
Net income (loss)	$69,803	$(47,925)	$(22,940)	$(1,062)
Add:
Net interest expense	85	—	18,972	19,057
Pasadena goodwill impairment	—	27,202	—	27,202
Income tax expense	1	17	—	18
Depreciation and amortization	15,912	8,345	—	24,257
Other	—	5	(4,800)	(4,795)
Adjusted EBITDA	$85,801	$(12,356)	$(8,768)	$64,677

The table below reconciles Fulghum’s Adjusted EBITDA to net income (loss) for the quarters and years ended December 31, 2015 and 2014.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(unaudited, in thousands)
Fulghum net income (loss)	$(7,984)	$(534)	$(3,007)	$75
Add Fulghum items:
Net interest expense	450	916	2,258	2,578
Asset impairment	10,552	—	11,256	—
Income tax expense	130	(466)	219	584
Depreciation and amortization	5,169	2,965	11,666	9,462
Other[1]	(1,512)	(36)	(794)	682
Fulghum's Adjusted EBITDA	$6,805	$2,845	$21,598	$13,381

1Includes a gain of $1.6 million related to an insurance settlement for a fire that occurred at a Fulghum mill in Maine in 2014.

The table below reconciles NEWP’s Adjusted EBITDA to net income for the quarters and years ended December 31, 2015 and 2014.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(unaudited, in thousands)
NEWP net income	$1,878	$1,586	$7,664	$4,342
Add NEWP items:
Net interest expense	166	110	596	301
Income tax expense	20	(24)	78	29
Depreciation and amortization	1,262	1,090	4,517	1,967
Other	(123)	(72)	(413)	(283)
NEWP's Adjusted EBITDA	$3,203	$2,690	$12,442	$6,356

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to net loss for the quarters and years ended December 31, 2015 and 2014.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(unaudited, in thousands)
Wood Pellets: Industrial net loss	$(12,782)	$(4,812)	$(36,542)	$(11,616)
Add Wood Pellets: Industrial items:
Net interest expense	263	(3)	1,330	(36)
Income tax expense	1	(1)	5	4
Depreciation and amortization	530	42	2,235	139
Other	276	320	398	(307)
Wood Pellets: Industrial Adjusted EBITDA	$(11,712)	$(4,454)	$(32,574)	$(11,816)

The table below reconciles net loss attributable to common shareholders excluding impairments for the fourth quarter of 2015 and excluding the gain on sale of alternative energy assets and the Agrifos settlement for the fourth quarter of 2014 to net income (loss) attributable to common shareholders for the respective periods.

	For the Three Months Ended
	December 31,
(Stated in thousands)	2015	2014
	(unaudited)
Net income (loss) attributable to common shareholders	$(37,182)	$3,480
Asset impairments	26,261	—
Gain on sale of alternative energy assets	—	(14,466)
Agrifos settlement	—	(3,359)
Net loss excluding asset impairments, gain on sale of alternative energy assets and Agrifos settlement	$(10,921)	$(14,345)
Net loss per share attributable to common shareholders	$(1.62)	$0.14
Asset Impairments	1.14	—
Gain on sale of alternative energy assets	—	(0.61)
Agrifos settlement	—	(0.14)
Net income per share attributable to common shareholders excluding asset impairments, gain on sale of alternative energy assets and Agrifos settlement	$(0.48)	$(0.61)
Weighted-average common shares outstanding	23,015	23,723

The table below reconciles net loss attributable to common shareholders excluding impairments for 2015, and excluding impairments, gain on sale of alternative energy assets, and the Agrifos settlement for 2014 to net loss attributable to common shareholders for the respective periods.

	For the Years Ended
	December 31,
(Stated in thousands)	2015	2014
	(unaudited)
Net loss attributable to common shareholders	$(119,889)	$(35,850)
Asset impairments	107,047	—
Pasadena goodwill impairment	—	16,223
Gain on sale of alternative energy assets	—	(14,466)
Agrifos settlement	—	(3,359)
Net loss excluding asset impairments, Pasadena goodwill impairment, gain on sale of alternative energy assets and Agrifos settlement	$(12,842)	$(37,452)
Net loss per share attributable to common shareholders	$(5.22)	$(1.57)
Asset impairments	4.66	—
Pasadena goodwill impairment	—	0.71
Gain on sale of alternative energy assets	—	(0.63)
Agrifos settlement	—	(0.15)
Net income per share attributable to common shareholders excluding asset impairments, Pasadena goodwill impairment, gain on sale of alternative energy assets and Agrifos settlement	$(0.56)	$(1.64)
Weighted-average common shares outstanding	22,981	22,856

The table below reconciles net income attributable to Fulghum Fibres excluding impairments to net loss for the fourth quarter and full year of 2015.

	For the Three Months Ended December 31,	For the Year Ended December 31,
(Stated in thousands)	2015	2015
	(unaudited)	(unaudited)
Net loss for Fulghum Fibres	$(7,984)	$(3,007)
Asset Impairment	10,551	11,256
Net income attributable to Fulghum Fibres excluding the asset impairment	$2,567	$8,249

The table below reconciles net loss attributable to the Pasadena Facility excluding impairments to net loss for the fourth quarter of 2015.

For the Three Months Ended December 31,
(Stated in thousands)	2015
(unaudited)
Net loss for Pasadena	$(26,728)
Pasadena asset impairment	26,340
Net loss attributable to Pasadena excluding the Pasadena asset impairment	$(388)

The table below reconciles the estimated annual stabilized EBITDA to operating income for the Wawa and Atikokan facilities.

($ in CAD Millions)	Stabilized Operating Year
	Low	High
Operating income	$-	$3
Depreciation	13	13
EBITDA	$13	$16

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing, wood pellet production and nitrogen fertilizer manufacturing businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech manufactures and sells nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Please visit www.rentechinc.com and www.rentechnitrogen.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the timing for bringing our Canadian wood pellet plants to full capacity and their estimated costs, the estimated annual stabilized EBITDA for the Canadian wood pellet plants, anticipated cost savings and our liquidity outlook. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rentk.com